Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Banco Bilbao Vizcaya Argentaria, S.A.:

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 28, 2019, except for Note 6 and ordinary earnings and ordinary income by operating segment disclosed in Note 55.2, which is as of June 25, 2019, with respect to the consolidated balance sheets of Banco Bilbao Vizcaya Argentaria, S.A. as of December 31, 2018 and 2017, the related consolidated statements of income, recognized income and expenses, changes in equity, and cash flows for the years then ended, and the related notes, included in the report on Form 6-K of Banco Bilbao Vizcaya Argentaria, S.A. filed with the Securities and Exchange Commission on June 25, 2019 (Accession No. 0000842180-19-000009) and to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 28, 2019 with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, included in the annual report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 28, 2019, and to the reference to our firm under the heading “Experts” in the prospectus, which forms part of this registration statement.

Our report on the consolidated financial statements refers to a change in accounting for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments and to a change in accounting for hyperinflationary economies under International Accounting Standard 29, Financial Reporting in Hyperinflationary Economies.

/s/ KPMG Auditores, S.L.

Madrid, Spain
June 25, 2019